American Balanced Fund One Market, Steuart Tower, Suite 1800 San Francisco, California 94105 Phone (415) 421-9360 Fax (415) 393-7140

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$324,838
Class B	$21,607
Class C	$30,921
Class F1	$9,585
Class F2	$2,088
Total	$389,039
Class 529-A	$14,437
Class 529-B	$1,849
Class 529-C	$3,584
Class 529-E	$766
Class 529-F1	$547
Class R-1	$906
Class R-2	$7,603
Class R-3	$21,346
Class R-4	$20,515
Class R-5	$17,043
Class R-6	$8,490
Total	$97,086

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1800
Class B	$0.1172
Class C	$0.1150
Class F1	$0.1805
Class F2	$0.1982
Class 529-A	$0.1751
Class 529-B	$0.1100
Class 529-C	$0.1120
Class 529-E	$0.1525
Class 529-F1	$0.1931
Class R-1	$0.1187
Class R-2	$0.1168
Class R-3	$0.1540
Class R-4	$0.1789
Class R-5	$0.2028
Class R-6	$0.2068

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,802,915
Class B	170,086
Class C	266,790
Class F1	52,673
Class F2	11,362
Total	2,303,826
Class 529-A	85,139
Class 529-B	15,945
Class 529-C	32,614
Class 529-E	5,083
Class 529-F1	2,979
Class R-1	7,805
Class R-2	65,192
Class R-3	137,465
Class R-4	115,828
Class R-5	84,603
Class R-6	45,530
Total	598,183

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.56
Class B	$15.51
Class C	$15.49
Class F1	$15.56
Class F2	$15.56
Class 529-A	$15.54
Class 529-B	$15.54
Class 529-C	$15.54
Class 529-E	$15.54
Class 529-F1	$15.53
Class R-1	$15.48
Class R-2	$15.49
Class R-3	$15.50
Class R-4	$15.54
Class R-5	$15.57
Class R-6	$15.56